Exhibit 99.1

         Edge Petroleum Announces 2004 Capital Program and Provides an
                          Operations And Merger Update

    HOUSTON, Dec. 16 /PRNewswire-FirstCall/ -- EDGE PETROLEUM CORPORATION (Nasdaq: EPEX) announced today that its Board of Directors has approved its recommended 2004 capital budget of approximately $28 million, excluding any potential acquisitions. This represents an approximate 27% increase over anticipated, pre-acquisition spending in 2003. The capital budget of $28 million is functionally broken down into the following major areas:
$20 million for the drilling and completion of 40 to 45 wells; $3 million for production operations including workovers and recompletions; $2.7 million for land and geological and geophysical activity. The balance is expected to be spent on capitalized interest and general and administration expense and other corporate items.

    The planned 40 to 45 wells represent an expected increase in drilling over 2003 of 15% to 25%. Edge expects to continue the recent trend of operating a greater percentage of the wells it participates in during 2004, up from 44% in 2003 to approximately 55% in 2004. Approximately 75% of the current drilling plan is expected to occur in the first half of 2004.

    By region, Edge expects to drill 16 to 18 wells in its core areas along the onshore Gulf Coast. In its new core area of Southeast New Mexico, Edge expects to drill 20 to 25 wells. The balance of the planned wells will be on properties acquired from the recent merger with Miller.

    Production for the full year 2003 is expected to be slightly over 8 Bcfe with a 2003 exit rate in excess of 32 MMcfe per day, a company record. Production for 2004 is estimated to be 10.5 Bcfe to 11.0 Bcfe. Three wells that could add to our current production rate are currently in various stages of drilling or completion.

    Speaking about both current operations and the 2004 capital program, John
W. Elias, Chairman, President and CEO of Edge, reported, "Our record daily production rate is the result of our successful drilling and acquisition programs. Our current production rate is up 106% from our exit rate on December 31, 2002 and should increase as we bring on recently drilled wells at Gato Creek and Encinitas. We expect to continue our strong production growth with at least a 30% annual increase in 2004, as a result of our current activities and planned program for next year."

    "Our 2004 capital program provides for record spending on drilling operations, all funded from our operating cash flow. As in 2003, the majority of our planned wells are identified and we will have more control over timing than ever before as our level of operations is steadily increasing. In addition to our budgeted program, we have 15 to 20 contingent wells that could be added if we are successful in our planned drilling program during the first half of 2004 and our cash flow warrants the expansion. We expect our capital program to result in growing reserves and production which will keep our financial flexibility strong and allow us to continue our focus of augmenting our existing projects with acquisitions and joint ventures."

    With respect to Edge's current financial condition, Michael G. Long, Edge's Senior Vice President and Chief Financial Officer, noted, "With the recent completion of the Miller transaction and our excellent year to date drilling results, we have received commitments from our banks to increase our credit facility to $40 million. Today we have $23 million of debt outstanding and expect a yearend 2003 debt-to-capital ratio of approximately 22%, which is well within our targeted range. We expect to fund our capital program, before any acquisitions, from internally generated cash flow. Our projections are currently based upon assumed average natural gas and oil prices, $4.75 and $25, respectively for 2004 that are considerably below the recent forward futures prices for both natural gas and oil. We recently increased our natural gas hedges by adding an additional 5,000 MMbtu's per day during the first quarter in a costless collar with a $4.50 floor and $7.05 cap. Our hedges represent approximately 45% of our estimated natural gas production for 2004. Staying focused on executing our strategy with growing financial flexibility should benefit the company in 2004 and beyond."

    Edge Petroleum Corporation is a Houston-based independent energy company that focuses its exploration, production and marketing activities in selected onshore basins of the United States. Edge common stock is listed on the Nasdaq National Market under the symbol "EPEX".

    Statements regarding production volumes, expected supply and balance, price weakness, hedging levels, all forecasts for the years 2003 and 2004, including future oil and gas prices, debt levels, and availability, production and earnings, performance goals and other statements that are not historical facts contain predictions, estimates and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Although the company believes that its expectations are based on reasonable assumptions, it can give no assurance that its goals will be achieved. Important factors that could cause actual results to differ materially from those included in the forward-looking statements include the timing and extent of changes in commodity prices for oil and gas, the need to develop and replace reserves, environmental risks, drilling and operating risks, risks related to exploration and development, uncertainties about the estimates of reserves, competition, government regulation and the ability of the company to meet its stated business goals.

SOURCE  Edge Petroleum Corporation
    -0-                             12/16/2003
    /CONTACT: Michael G. Long, Chief Financial Officer of Edge Petroleum Corporation, +1-713-654-8960/
    /Web site:  http://www.edgepet.com /
    (EPEX)

CO:  Edge Petroleum Corporation
ST:  Texas
IN:  OIL
SU: